NEWS RELEASE

Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

First Defiance Financial Corp. Receives $37 Million in Capital through the
U. S. Treasury Department’s Capital Purchase Program

•	First Defiance receives $37 million by issuing 37,000 shares of First Defiance Perpetual Preferred Stock, Series A
•	U. S. Treasury receives warrants to purchase up to 550,595 shares of First Defiance Common Stock at an initial exercise price of $10.08 per share

DEFIANCE, OHIO (December 5, 2008) – First Defiance Financial Corp. (NASDAQ: FDEF), parent company of First Federal Bank of the Midwest, announced that it has elected to receive $37 million of equity capital by issuing to the U. S. Department of Treasury 37,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $1,000 per share, and a 10-year warrant to purchase up to 550,595 shares of First Defiance Common Stock at an exercise price of $10.08 per share.

“First Defiance was interested in this program from the time it was announced in October,” said William J. Small, Chairman, President and CEO of First Defiance Financial Corp. “After thorough analysis of the program and its benefits, our board decided to submit an application. The additional capital gives us opportunities beyond our already well-capitalized position, and will help to increase First Federal Bank’s lending opportunities throughout our footprint and continue implementing our long-term growth strategy despite uncertain economic conditions.”

The Preferred Stock, Series A will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. First Defiance cannot redeem the preferred securities during the first three years after issuance except with the proceeds from a “qualified equity offering.” First Defiance is restricted for a period of three years from the closing date or the date the preferred shares are redeemed, whichever is the earlier, in the buyback of company stock and in increasing the quarterly dividend in excess of the current level.

 “This program was designed to increase lending in order to stimulate the economy,” said Small.  “First Defiance, through the solid lending practices at First Federal Bank, plans to do its share to help improve economic circumstances in our area.  In addition, we are developing a foreclosure forbearance program to assist certain First Federal Bank mortgage loan customers who are struggling with their mortgage payments.”

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 36 full service branches and 45 ATM locations in northwest Ohio, southeastern Michigan and Ft. Wayne, Indiana. First Insurance & Investments specializes in property and casualty and group life and health insurance, with offices in Defiance and Bowling Green, Ohio.

For more information, visit the company’s Web site at www.fdef.com.

Safe Harbor Statement
This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a changing  interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell OREO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.